Exhibit 99.1

DREAMWORKS ANIMATION REPORTS

THIRD QUARTER 2006 FINANCIAL RESULTS

Glendale, California – October 31, 2006 – For the third quarter of 2006, DreamWorks Animation SKG, Inc. (NYSE:DWA) reported total revenue of $55.6 million and net income of $10.5 million, or $0.10 per share on a fully diluted basis. This compares to revenue of $87.1 million and net loss of $0.7 million, or $(0.01) per share on a fully diluted basis, for the same period in 2005. The Company ended the third quarter of 2006 with $536.0 million of cash and cash equivalents.

For the period, Madagascar contributed approximately $24.1 million of revenue driven primarily by home video catalogue sales as well as a benefit due to a partial reduction of reserves established for returns and costs associated with the transition of its home video distribution. In total, the film has reached an estimated 20.4 million units shipped through the third quarter of 2006, net of actual returns and estimated future returns. Wallace and Gromit: Curse of the Were-Rabbit generated revenue of approximately $17.2 million as the film was made available in the domestic pay television market in the quarter. Since its home video release in the first quarter of this year, the film has reached an estimated 5.1 million units shipped through the third quarter of 2006, net of actual returns and estimated future returns. Shark Tale recorded revenue of approximately $5.8 million in the quarter. Library and other titles contributed $8.5 million of revenue for the period. The Company’s distributor remained in an unrecouped position of approximately $7.1 million on the Shrek 2 title at the end of the third quarter.

The Company’s revenues for the third quarter of 2006 included a benefit resulting from the renegotiation of a vendor contract for services provided as part of Paramount’s distribution of the Company’s titles. This resulted in higher net revenue of approximately $6.4 million due to a distribution cost credit from Paramount, predominantly impacting the net revenue of the Company’s 2005 theatrical releases. The benefit resulted in $0.01 of earnings per share in the quarter on a fully diluted basis.

DreamWork’s latest release, Over the Hedge, has reached approximately $325 million in box office as of October 30, 2006 on a worldwide basis, making it the eighth highest grossing film of 2006. As expected, the Company’s distributor remains in an un-recouped position at the end of the quarter. The title contributed approximately $2.1 million in revenue to the Company in the quarter.

Looking ahead, the Company reiterated its expectation that revenue for the remainder of the year will be driven by the home video performance of Over the Hedge, which was released domestically on October 17, 2006.

The Company’s next release, Flushed Away, opens domestically in theatres on November 3, 2006. As is typical in the quarter of a film’s theatrical release, the Company does not anticipate generating significant revenue in the fourth quarter from the title as its distributor will likely not have recouped its upfront marketing and distribution costs.

“We are excited about the upcoming release of Flushed Away, our latest collaboration with Aardman Animation,” stated Jeffrey Katzenberg, CEO of DreamWorks Animation. “By combining Aardman’s signature look with cutting-edge CG technology, we believe we’ve created a new visual style – and ultimately, a unique film experience.”

In addition to results for the third quarter, the Company provided updates on several future projects, including DreamWorks Animation’s Puss in Boots, based on the beloved character from the Shrek franchise. Originally expected to be released as a direct-to-video title, the property is now being slated as a future theatrical release. Due to current market conditions, the Company has decided to shift away from its direct-to-video strategy in favor of new opportunities with Paramount and Nickelodeon.

“Puss in Boots is a unique creative property that has the potential to be a valuable extension of the Shrek franchise,” stated Katzenberg. “We are excited to be developing this into a feature film where we think it has the greatest opportunity.”

The Company also announced that its new partnership with Nickelodeon has identified its first two creative concepts for ongoing television series based on DreamWorks Animation theatrical properties. The first will be based on the hit penguin characters from the Company’s 2005 theatrical release Madagascar and the second series will be derived from DreamWorks’ 2008 theatrical release Kung Fu Panda.

Lastly, the Company revealed its theatrical release slate for 2009 from its projects currently under development. Monsters vs. Aliens, the working title of an original concept from DreamWorks Animation, is scheduled for release in the summer of 2009. How to Train Your Dragon, based on the book by Cressida Cowell, is scheduled as the Company’s release for the 2009 fall/holiday season.

Items related to the earnings release for the third quarter of 2006 will be discussed in more detail on the Company’s third quarter 2006 earnings conference call later today.

Conference Call Information

DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, October 31, 2006 at 4:30 p.m. (EST). Investors can access the call by dialing 1-888-428-4480 in the U.S. and 1-612-234-9960 internationally and identifying “DreamWorks Animation Earnings” to the operator. The call will also be available via live webcast at www.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on October 31, 2006 through November 11, 2006. To access the replay, dial 1-800-475-6701 in the U.S. and 1-320-365-3844 internationally and enter 844347 as the conference ID number. Both the earnings release and archived webcast will be available on the Company’s website at www.dreamworksanimation.com.

About DreamWorks Animation SKG

DreamWorks Animation is principally devoted to developing and producing computer generated, or CG, animated feature films. With world-class creative talent, a strong and experienced management team and advanced CG filmmaking technology and techniques, DreamWorks Animation makes high quality CG animated films meant for a broad movie-going audience. The Company has theatrically released a total of twelve animated feature films, including Antz, Shrek, Shrek 2, Shark Tale, Madagascar, Wallace & Gromit: The Curse of the Were-Rabbit, and Over the Hedge. DreamWorks Animation’s newest release, Flushed Away, opens in theaters November 3, 2006.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the transition to a new distribution and servicing partner, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contacts:

Investors

Rich Sullivan

DreamWorks Animation Investor Relations

(818) 695-3900

ir@dreamworksanimation.com

Media

Bob Feldman

DreamWorks Animation Public Relations

(818) 695-6677

** FINANCIAL TABLES ATTACHED**

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Balance Sheets

	September 30, 2006	December 31, 2005
	(in thousands)
Assets
Cash and cash equivalents	$535,967	$403,796
Trade accounts receivable, net of allowance for doubtful accounts	1,424	10,186
Receivable from affiliate, net of allowance for doubtful accounts	–	97,991
Film inventories, net	638,858	535,886
Property, plant and equipment, net of accumulated depreciation and amortization	81,887	85,293
Income taxes receivable	12,350	35,851
Deferred taxes, net	29,770	80,175
Goodwill	34,216	34,216
Prepaid expenses and other assets	37,652	29,782

Total assets	$1,372,124	$1,313,176

Liabilities and stockholders’ equity
Liabilities
Accounts payable	$4,175	$7,201
Payable to affiliate	–	2,667
Payable to Paramount	54,634	–
Payable to stockholder	47,699	73,789
Accrued liabilities	57,444	55,014
Other advances and unearned revenue	37,926	30,863
Obligations under capital leases	1,629	2,264
Universal Studios advance	–	75,000
Bank borrowings and other debt	118,269	117,267

Total liabilities	321,776	364,065
Commitments and contingencies
Non-controlling minority interest	2,941	2,941
Stockholders’ equity	1,047,407	946,170

Total liabilities and stockholders’ equity	$1,372,124	$1,313,176

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Statements of Operations

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
	(in thousands, except per share amounts)
Operating revenue	$55,584	$87,107	$190,566	$289,421
Costs of revenue	29,739	55,559	97,194	161,903

Gross profit	25,845	31,548	93,372	127,518
Selling, general and administrative expenses	16,966	21,919	56,936	58,467

Operating income	8,879	9,629	36,436	69,051
Interest income, net	6,984	2,490	17,506	3,185
Other income, net	1,452	1,454	4,393	2,581
Decrease (increase) in income tax benefit payable to stockholder	3,851	2,677	(3,764)	(8,682)

Income before income taxes	21,166	16,250	54,571	66,135
Provision for income taxes	10,699	16,906	18,112	24,784

Net income (loss)	$10,467	$(656)	$36,459	$41,351

Basic net income (loss) per share	$0.10	$(0.01)	$0.35	$0.40
Diluted net income (loss) per share	$0.10	$(0.01)	$0.35	$0.40
Shares used in computing net income (loss) per share
Basic	103,250	103,092	103,235	103,055
Diluted	103,432	103,092	103,663	104,327

DreamWorks Animation SKG, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine months ended September 30,
	2006	2005
	(in thousands)
Operating activities
Net income	$36,459	$41,351
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and write off of film inventories	92,832	155,755
Stock compensation expense	16,058	15,187
Depreciation and amortization	6,303	6,316
Revenue earned against advances and unearned revenue	(39,738)	(35,549)
Deferred taxes, net	50,405	22,070
Change in operating assets and liabilities:
Trade accounts receivable	8,762	5,784
Receivable from/Payable to Distributor for Distribution and Services Agreements	149,958	415,530
Film inventories	(197,974)	(203,643)
Prepaid expenses and other assets	(8,458)	(18,460)
Payable to stockholder	(26,090)	5,289
Accounts payable and accrued expenses	(773)	(12,544)
Income taxes	(3,384)	(21,571)
Advances and unearned revenue	50,195	25,784

Net cash provided by operating activities	134,555	401,299

Investing activities
Purchases of property, plant, and equipment	$(1,307)	$(3,733)
Purchase of short-term investments	–	(21,800)
Sale of short-term investments	–	550

Net cash used in investing activities	(1,307)	(24,983)

Financing activities
Bank borrowings and other debt	–	4,597
Payments on bank borrowings	–	(27,772)
Payments on capital leases	(635)	(593)
Receipts from exercise of stock options	697	2,822
Excess tax benefits from employee equity awards	393	–
Purchase of treasury stock	(1,532)	(6,119)
Paramount signing bonus deemed a contribution from controlling shareholders	75,000	–
Repayment of Universal Studios advance	(75,000)	–

Net cash used in financing activities	(1,077)	(27,065)

Increase in cash and cash equivalents	132,171	349,251
Cash and cash equivalents at beginning of period	403,796	63,134

Cash and cash equivalents at end of period	$535,967	$412,385

Supplemental disclosure of cash flow information:
Cash paid (refunded) during period for income taxes, net	$(29,302)	$27,863

Cash paid during the period for interest, net of amounts capitalized	$123	$5,807

Supplemental disclosure of non-cash operating activities:
Transfer on January 31, 2006 of net receivable from affiliate to Paramount for Distribution and Services Agreements	$102,509	$–